Exhibit 23.1
1900 NW Corporate Boulevard, Suite E210
Boca Raton, Florida 33431
Tel. 561-886-4200
Fax. 561-886-3330
e-mail:info@sherbcpa.com
Offices
in New York
and Florida
Sherb & Co.
Certified Public Accountants
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Health Benefits Direct Corporation
We hereby consent to the incorporation by reference in the Registration Statements of Health Benefits Direct Corporation on Forms SB-2 and S-1 (Nos. 333-123081, 333-133182, 333-142556 and 333-149015) and on Form S-8 (No. 333-142036) and the related prospectuses of our audit report dated March 26, 2009 with respect to the consolidated balance sheet at December 31, 2008 and 2007 and consolidated statements of operations, changes in shareholders’ equity and cash flows of Health Benefits Direct Corporation for the years then in the Form 10-K.

Boca Raton, Florida March 31, 2009	/s/ Sherb & Co., LLP Certified Public Accountants